THE SECURITY REPRESENTED BY THIS AGREEMENT HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this "Agreement") is made as of June 27, 2005 (the “Grant Date”), by and between Ortec International, Inc., a Delaware corporation (the "Company"), and the undersigned (the "Award Recipient").

WHEREAS, the Company desires to make an award of restricted stock in the Company ("Restricted Stock") to the Award Recipient, conditioned upon the execution by the Company and the Award Recipient of this Agreement setting forth the terms and conditions applicable to such grant;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, it is hereby agreed as follows:

1.            Restricted Stock Award: The Award Recipient is hereby granted _____ Thousand (__,000) shares of the Company's common stock (the "Restricted Stock Award"), subject to the terms, conditions and restrictions set forth in this Agreement.

2.          Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

"Change in Control" means any of the following occurrences: (A) a sale, exchange, transfer or other disposition of 50% or more in value of the assets of the Company to another person or entity, except to an entity controlled directly or indirectly by the Company; (B) a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to the merger, consolidation or other reorganization own less than 50% of the outstanding securities of the acquiror immediately following the transaction, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws is adopted, or (C) at any time prior to the Final Vesting Date, individuals who on the date hereof, constitute the Board of Directors of the Company, cease for any reason to constitute at least a majority thereof.

"Code" means the Internal Revenue Code of 1986, as amended, and any successor code or law.

“Final Vesting Date” means May 1, 2007.

"Forfeit," "Forfeiture," "Forfeited" means the loss by the Award Recipient of the applicable amount of the Restricted Stock and the termination of all other rights of the Award Recipient related to such Restricted Stock Award resulting from the voluntary or involuntary termination of the Award Recipient's employment with the Company

3.            Vesting Period. (a)       Shares subject to the Restricted Stock Award will vest in five equal monthly increments commencing January 1, 2007. If Award Recipient shall cease to be employed by the Company for any reason prior to the Final Vesting Date, the Award Recipient shall Forfeit all of the Award Recipient's shares included in the Restricted Stock Award that remain unvested on the date of termination of employment and the Award Recipient shall have no further rights with respect to the unvested portion of the Restricted Stock and the Restricted Stock Award.

(b)       Notwithstanding subsection (a), all of the unvested Restricted Stock Award will automatically vest in the Award Recipient if the Award Recipient's service is terminated due to a Change in Control.

4.            Rights as a Stockholder. Except as otherwise provided herein, the Award Recipient shall have the rights of a stockholder of the Company with respect to the Restricted Stock Award.

5.            Compliance with Applicable Law. The issuance of the Restricted Stock shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities. As a condition to the issuance of the Restricted Stock hereunder, the Company may require the Award Recipient to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

6.            Restrictions on Transfer. The Restricted Stock may not be transferred at any time it is subject to Forfeiture under this Restricted Stock Award Agreement. Any attempt at such a transfer shall be null and void.

7.            Legends. The Company may at any time place legends referencing the provisions of this Agreement, and any applicable federal or state securities law restrictions on all certificates, if any, representing the Restricted Stock. The Award Recipient shall, at the request of the Company, promptly present to the Company any and all certificates representing the Restricted Stock acquired hereunder in the possession of the Award Recipient in order to effectuate the provisions of this Section 7.

8.            Administration, Interpretation and Amendments. The Company shall have full authority and discretion to decide all matters relating to the administration and interpretation of this Agreement, which determinations shall be final, conclusive, and binding upon the Company, the Award Recipient and any and all interested parties. In the event that any term of this Agreement shall be deemed unenforceable as a matter of law, such term shall be deemed modified to the extent necessary to be enforceable and such term as modified shall be enforced to the fullest extent permitted by law. To the extent required or desirable, the parties agree to amend this Agreement to comply with all applicable laws and regulations, including, without limitation, the deferred compensation rules that were recently adopted by the Internal Revenue Service, and to preserve the favorable tax treatment of the issuance of the securities contemplated hereunder.

9.          Tax Matters. The Company shall have the right to require the Award Recipient to remit to the Company an amount sufficient to satisfy federal, state and local tax withholding requirements arising in connection with the issuance of a Restricted Stock Award. If the Award Recipient is obligated to pay the Company an amount required to be withheld under applicable tax withholding requirements, he may pay such amount in cash or in vested shares of Restricted Stock or other shares of common stock of the Company then owned by the Award Recipient in full satisfaction of the Company’s statutory withholding requirements.

10.	Registration.

(a)       Commencing on the earlier of (i) the date the Company becomes eligible to use a registration statement on Form S-3 or any successor thereto, (ii) the date a Change of Control is effectuated, or (iii) 90 days before the Final Vesting Date, Award Recipient may request in writing that the Company file, in the event of (i), a registration statement on Form S-3 or any successor thereto, or, in the event of (ii) or (iii), any other registration statement that the Company is then eligible to use, for a public offering of all or any portion of the shares of Restricted Stock held by the Award Recipient. Upon receipt of such request, the Company shall use its best efforts to register under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-3 or any successor thereto, or another appropriate form in accordance with the Securities Act and the rules promulgated thereunder, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Restricted Stock specified in such notice. The Company will use its best efforts to cause such registration statement to become effective and keep such registration statement effective for up to 120 days after the Final Vesting Date.

(b)       All expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 11 including without limitation, all registration, filing and qualification fees, printing expenses, underwriting fees, discounts and commissions, fees and disbursements of counsel for the Company and expenses of any special audits incidental to or required by such registration, shall be borne by the Company. All expenses of any registered offering not otherwise borne by the Company, including, without limitation, underwriting fees, discounts and commissions for the benefit of an underwriter selected and retained by Award Recipient, will be borne by the Award Recipient.

(c)	At its expense, the Company will:

(A)

furnish to the Award Recipient such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as he may reasonably request in order to facilitate the disposition of the Restricted Stock covered by the registration statement;

(B)

use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Award Recipient, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any states or jurisdictions; and

(C)

notify Award Recipient at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(d)       With a view to making available to Award Recipient the benefits of certain rules and regulations of the Securities and Exchange Commission (the “Commission”) which may permit the sale of the Restricted Stock to the public without registration or pursuant to a registration on Form S-3, the Company agrees at all times to:

(A)	make and keep public information available, as those terms are understood and defined in Rule 144 promulgated by the Commission;
(B)	file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
(C)

so long as Award Recipient owns any shares of Restricted Stock, to furnish to Award Recipient forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Securities Exchange Act of 1934, as amended, or that it qualifies as a registrant whose securities may be resold pursuant to S-3 (at any time after it so qualifies), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as Award Recipient may reasonably request in complying with any rule or regulation of the Commission allowing Award

Recipient to sell any such securities without registration or pursuant to such form.

11.         Acknowledgments. Award Recipient acknowledges, represents and warrants to the Company as follows:

(a)       Award Recipient understands that the Restricted Stock has not been registered under the Securities Act, or any state securities laws by reason of specific exemptions under the provisions thereof, which depend in part upon the representations made by Award Recipient in this Agreement. Award Recipient understands that the Company is relying upon Award Recipient's representations and agreements contained in this Agreement (and any supplemental information furnished by Award Recipient, if any) for the purpose of determining whether this transaction meets the requirements for such exemptions.

(b) Award Recipient understands that the Restricted Stock is a "restricted security" under applicable federal securities laws and that the Securities Act and the rules of the Commission provide in substance that Award Recipient may dispose of the Restricted Stock only pursuant to an effective registration statement under the Securities Act or an exemption from such registration, if available.

(c) Award Recipient hereby confirms that Award Recipient is acquiring the Restricted Stock for investment only and not with a view to or in connection with any resale or distribution of the Restricted Stock. Award Recipient hereby affirms that Award Recipient has no present intention of making any sale, assignment, pledge, gift, transfer or other disposition of the Restricted Stock or any interest therein.

12.         Miscellaneous.

(a) The parties hereto agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the further intent of this Agreement.

(b) Nothing contained in this Agreement shall confer upon the Award Recipient any right with respect to continued employment with the Company (or any of its affiliates) nor shall this Agreement interfere in any way with the right of the Company (or any of its affiliates) to at any time terminate the Award Recipient's employment for any reason.

(c) Award Recipient's rights under this Agreement may not be assigned, pledged or otherwise transferred, other than pursuant to the laws of descent and distribution, without the written consent of the Company.

(d) This Agreement shall inure to the benefit of successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Award Recipient, his or her heirs, executors, administrators, personal representatives, successors or permitted assigns.

(e) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without regard to its conflicts of laws provisions.

(f) This Agreement contains the entire understanding of the parties hereto and shall not be modified or amended except in a writing duly signed by such parties. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the 27th day of June 2005.

ORTEC INTERNATIONAL, INC.

By:

Name:

Title:

AWARD RECIPIENT

Name: Award Recipient

Address: